BlackRock Funds (the "Registrant"): BlackRock Global Long/Short Credit Fund (the "Fund")
77Q1(e):
Copies of any new or amended Registrant investment advisory contracts
Attached please find as an exhibit to Sub-Item 77Q1(e) of Form N-SAR, a copy of the Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock (Singapore) Limited with respect to the Fund